NAME OF REGISTRANT:
Franklin California Tax-Free Income Fund, Inc.
File No. 811-2790

EXHIBIT ITEM No. 77I(b):
Terms of new or amended securites


The registrant issues two classes of shares: Franklin California Tax-Free
 Income Fund - Class I and Franklin California Tax-Free Income Fund -
 Class II. Shares of each class represent proportionate interests in the assets of the Registrant and have the same voting and other rights and preferences as the other class of the Registrant for matters that affect the Registrant as a whole.

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